                                                     Exhibit 10.10

FIRST AMENDMENT TO LEASE AGREEMENT

    THIS FIRST AMENDMENT TO LEASE AGREEMENT ("First Amendment") is made and entered into this 23 day of July 1997 by and between APA PROPERTIES NO. 6 L.P. ("Lessor"), having an address c/o its Agents, Peter Lawrence of Virginia, Inc., 11440 Isaac Newton Square, Reston, Va 20190 ("Agent"), and STMS, INC. ("Lessee").

    WHEREAS, Lessor and Lessee have entered into a Lease Agreement dated February 7, 1997 (the "Lease Agreement:") for nineteen thousand one hundred ninety-five (19,195) square feet of space ("Demised Premises") in the building located at 11411 Isaac Newton Square, Reston, Virginia 20190 (the "Building"); and

    WHEREAS, Lessor and Lessee have agreed to modify the Lease Agreement to confirm the Lease Commencement Date and Lease Expiration Date for this Lease Agreement;

    NOW THEREFORE, Lessor and Lessee, intending legally to be bound, hereby agree as follows:

1.  Lease Commencement Date and Lease Expiration Date for the Demised
    Premises:

    Notwithstanding anything to the contrary in the Lease Agreement, the terms of the Lease Agreement shall commence on July 31, 1997 (the "Lease Commencement Date") and expire on July 31, 2003 (the "Lease Expiration Date"). Accordingly, (a) the first lease year of the term shall commence on July 21, 1997 and expire on July 31, 1998 (and each lease year thereafter shall commence on August 1 of each subsequent calendar year) and (b) base rent shall be payable under the Lease Agreement (in accordance with section 3(a) of the Lease Agreement) on the first day of the second lease year (August 1, 1998) and on the first day of each lease year thereafter.

2.  Ratification of Lease:

    Except as expressly modified by this Amendment, all terms and conditions of the Lease Agreement shall continue in full force and effect.

    IN WITNESS WHEREOF, Lessor has caused this Amendment to be executed by its Agent, and Tenant has caused this Amendment to be executed by its fully authorized officer as of the date first above written.

WITNESS:                              LANDLORD:

                                      APA PROPERTIES NO. 6 L.P.

                                      by its Agent,
                                      Peter Lawrence of Virginia, Inc.


---------------------------------     ---------------------------------
                                      James J. Shapiro, President

Name:
     ----------------------------


WITNESS:                              TENANT:

                                      STMS, INC.


--------------------------------      By:
                                         -------------------------------

Name:                                 Name:
     ---------------------------           -----------------------------

                                      Title:
                                            ----------------------------

                                LEASE AGREEMENT

     THIS LEASE AGREEMENT made and entered into this 7th day of February 1997, by and between APA PROPERTIES NO. 6, L.P., a Delaware limited partnership, having an address c/o Peter Lawrence of Virginia, Inc., 13440 Isaac Newton Square, Suite 208, Reston Virginia 22090, hereinafter referred to as "Lessor", and STMS, Inc., a Virginia corporation having a pre-occupancy address of 44880 Falcon Place, Suite 100, Sterling VA 20166, and a post-occupancy address of 11411 Isaac Newton Square, Reston VA 20190, hereinafter referred to as "Lessee".

                                  WITNESSETH:

     1. PREMISES: Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, space on the First (1st) floor, known as Suite 100, as such space is shown on Exhibit A, attached hereto and made a part hereof, in a building (the "Building") having a mailing address of, 11411 Isaac Newton Square, Reston, VA 20190 and which space contains an "agreed upon" Nineteen Thousand, One Hundred Ninety-Five (19,195) square feet of gross rentable space and is hereinafter referred to as the "demised premises". The Building is located in an office park (the "Office Park") commonly known as Isaac Newton Square. Lessee's interest in this Lease is subject to all covenants and restrictions of record and all applicable zoning, municipal, county, state and federal laws, statutes, codes, ordinances, rules and regulations affecting the Office Park. The term "Land", as used in this Lease, shall mean the tax lot on which the Building is located and all appurtenances thereto. Lessor further grants a Lessee the non-exclusive right, with the other Building tenant(s), to use the volleyball court, basketball court, and park areas adjacent to and behind the Building. At Lessee's own risk.

     2. TERM: The lease term of six (6) years shall commence on the date Lessor, tenders vacant possession of the demised premises to Lessee. Lessee hereby agrees to accept delivery of the demised premises in their then "as is" condition at such time as Lessor tenders the same to Lessee. If this Lease commences on other than the first day of calendar month or expires on other than the last day of calendar month, the installment of base rent for the applicable month will be prorated and paid on a per diem basis based on the actual number of days in the applicable calendar month. The lease term shall expire on April 30, 2003 (4/30/03), the fifth (5th) anniversary of the lease commencement date plus, if the commencement date is other than the first day of a calendar month, the number of days between the commencement date and the last day of the month in which the commencement date occurred. The lease term shall commence upon the substantial completion of Lessor's Work (as that term is defined below), but in no event earlier than May 1, 1997.

     3.  RENT:

         a. As base for the demised premises, Lessee shall pay to Lessor Two Hundred Fifty-Nine Thousand One Hundred Thirty-Two and 50/100 Dollars ($259,132.50) per annum for the first lease year, and on the first day of each lease year subsequent to the expiration of the first lease year throughout the term of this Lease, the base rent shall, as of the first day of each such lease year, be increased by the amount equal to the product obtained by multiplying (i) the base rent payable for the preceding lease year times (ii) three (3%) percent. The base rent schedule for this Lease is attached hereto as Exhibit E. If the commencement date occurs on a day other than the first day of the month, base rent for the first month of the term shall be apportioned. The first month's base rent shall, unless provided otherwise be abated.

         b. Base rent stipulated for each of the applicable lease years shall be paid in equal one-twelfth (1/12th) installments in advance on the first day of each calendar month for the applicable lease year. Base rent and all other items of rent or payments due Lessor under this Lease shall be paid to Lessor at the address of Lessor set forth above or at such other address and/or to such other party as Lessor may, from time to time, designate by written notice to Lessee in the manner hereafter set forth.

         c. Lessor hereby acknowledges receipt of Lessee's check, subject to collection, in the amount of Twenty-One Thousand, Five Hundred Ninety-Four and 38/100 Dollars ($21,594.38), representing payment of the initial security deposit required by paragraph 31 of this Lease.

         d. Lessee shall, within fifteen (15) days of Lessee's execution of this Lease, pay Lessor the amount of Twenty-One Thousand, Five Hundred Ninety-Four and 38/100 ($21,594.38), representing advance payment of one (1) month of base rent for the second month of Lease.

         e. Lessee covenants and agrees to pay all licenses, taxes, sales taxes and assessments of every kind and character imposed by any governmental body, on, against or in connection with the operation of the business conducted on the demised premises, or against Lessee's property in or on the demised premises or on any installment of base rent or item of additional rent or other charge payable by Lessee under this Lease.

    4. REPAIR AND MAINTENANCE: Lessor shall (other than for any repairs or replacements required as a result of the acts or omissions or negligence of Lessee, its agents, officers and its and their employees or invitees) maintain in good condition the roof and structural portions of the Building, pipes, wires and other components of Lessor's equipment including electricity, heat, light, and air conditioning equipment, windows and doors that are within the demised premises or run through the demised premises, all landscaping, curbing, sidewalks, roads, parking areas, driveways and all interior and exterior common areas of the Building and systems used in common by the tenants of the Building and generally keep the same clean. Lessee will maintain in good order, condition and repair (including replacements) the entire demised premises, including all doors and door frames, windows, fixtures, machinery and equipment therein. Garbage and refuse shall be stored at such locations and in such containers as shall be approved by Lessor, and if required by Lessor or any municipal or governmental directive, Lessee shall sort and separate its trash and refuse as it shall be directed by Lessor or the applicable municipal or governmental authority, as the case may be. Lessee agrees that extraordinary waste, such as crates, cartons, boxes, etc. (the discarding of used furniture or equipment being deemed extraordinary waste) shall be removed from the Building and disposed of by Lessor, at Lessee's cost and expense, and that Lessee, upon Lessor's demand, will promptly reimburse Lessor for such removal and disposal. Lessee shall be responsible for repairs and restoration to the demised premises resulting from, occasioned by, or arising from, any break-ins, burglaries or attempted break-ins or burglaries in, on or to the demised premises.

    5. COMPLIANCE WITH REQUIREMENTS OF LAW: Except as stated below, Lessee, at its sole cost and expense, shall promptly comply with all laws, statutes, ordinances, rules, orders, regulations and requirements of the Federal, State, County and local government and of any and all their departments and bureaus with jurisdiction over the demised premises, and with any directives of any public officer or officers which shall impose any violation, order or duty upon Lessor or Lessee with respect to the demised premises and/or relate to the correction, prevention and/or abatement of nuisances or other grievances in, upon or connected with the demised premises during the term hereof unless said nuisances or grievances arise from the portion of the Building or Office park not within Lessee's control, or arise from the acts or omissions of Lessor or third persons, in which event Lessee shall not be responsible for correction, prevention, or abatement of same. Lessee shall, at Lessee's own cost and expense, also promptly comply with and obey all rules, orders and regulations of all Lessor's insurance carriers and any fire underwriting or rating authority. Any governmental or municipal permits, approvals or consents required in order for Lessee to be able to use the demised premises for the purposes for which Lessee intends, and is permitted hereunder, to use the demised premises, if necessary, shall be obtained by Lessee, at Lessee's sole cost and expense, and any failure of Lessee to obtain such permits, approvals or consents shall not relieve Lessee of its obligations hereunder.

      Lessor shall be responsible for any required alterations or improvements to the Building or Common Areas to the extent required by the County for the certificate of occupancy. Lessee shall be responsible for any required alterations or improvements to the demised premises to the extent required by any governmental body under American with Disabilities Act of 1990 ("ADA") arising after Lessee shall have taken possession of the demised premises. Lessor shall be responsible for the correction, in any manner deemed appropriate by Lessor, of any violations of any environmental laws, ordinances and regulations as applicable to the Building and Common Areas, provided that such responsible governmental body has given Lessor notice of such violation and an opportunity to cure such violation in accordance with the applicable environmental laws, ordinances and regulations therefor. A phase I environmental report dated December 12, 1995, performed by SCS Engineering is available for Lessee's review.

     6.  BUILDING SERVICES:

         A. Provided Lessee is not in default under this Lease, Lessor shall provide the following services:

            a. Lessor shall, through the heating, ventilating and air-conditioning systems of the Building, furnish to the demised premises during the Regular Business Hours, as such term is hereinafter defined, air-conditioning, ventilation and heat as Lessor shall deem appropriate for the season (not to exceed temperatures prescribed by any energy conservation or similar regulations or orders of any governmental authority having jurisdiction thereof).

            b. Lessor will, through the existing water pipes presently serving the Building, supply the Building with an adequate quantity of water for lavatory and drinking purposes.

            c. Lessor shall furnish Lessee with electricity for Lessee's ordinary office lighting and office machinery purposes based on Lessee's consumption of electricity on the basis of no more than three (3) watts per square foot (connected load) for two hundred fifteen (215) hours per month. Lessor shall at its option, have the right, from time to time, to survey Lessee's electric energy usage to determine whether Lessee's electric usage exceeds the standards set forth in the preceding sentence, and if Lessee's usage exceeds those standards, the base rent shall be appropriately increased to reflect Lessee's excess electrical usage. Such increase to be determined by a reputable electrical surveyor selected by Lessor, which increases shall be retroactive to the increase in Lessee's electric use (as determined by the surveyor). The findings of the surveyor shall be conclusive and binding upon Lessor and Lessee. Lessee shall not install or use any machinery, equipment or lighting in the demised premises that would require more than three (3) watts of electricity per square foot (connected load) in the aggregate or that would otherwise adversely affect the Building's electrical or HVAC systems.

              d. Lessor will furnish the demised premises with the cleaning services listed on Exhibit D. Lessor shall not be liable to provide extra cleaning services occasioned by Lessee's use of the demised premises outside of Regular Business Hours nor shall Lessor be required to provide cleaning services on weekends or legal holidays. Lessor shall be responsible to replace light bulbs, as needed in the demised premises.

         B. The performance by Lessor of its obligations under this paragraph 6 is subject to Lessee's compliance with the conditions of occupancy including, without limitation, number of people and arrangement of partitions and interior walls, and connected electrical load established by Lessor. Lessor reserves the right to stop services to the demised premises when necessary, in the judgment of Lessor, for reasons of accident or emergency or for repairs, alterations or improvements.

         C. Lessor will not be responsible for the failure of the heating, ventilating and air-conditioning systems to meet the requirements hereinbefore specified, if such failure results from the occupancy of the demised premises by more than an average of one person for each one hundred fifty (150) square feet of space, or if Lessee installs and operates machines and appliances the total connected electrical load of which exceeds three (3) watts per square foot of space, or if Lessee arranges or rearranges partitioning so as to interfere with the normal operation of the heating, ventilating and air-conditioning systems; it being understood and agreed that any changes required to rectify the situation, if the situation is rectifiable, shall be done by Lessor, at Lessee's cost and expense, and all increases in costs necessary to operate said systems, if any, occasioned by, or resulting from, Lessee's acts or omissions shall be chargeable to, and paid by, Lessee. Lessee agrees to keep, and cause to be kept closed, all the windows and the doors (except when ingress or egress is required) into the demised premises at all times, and Lessee agrees to cooperate fully with Lessor, and to abide by all the regulations and requirements which Lessor may reasonably prescribe for the proper functioning and protection of said heating, ventilating and air-conditioning systems.

         D. For the purposes of this Lease, the term (i) "Regular Business Hours" shall mean the hours between 8:00 A.M. and 6:00 P.M. on business days and (ii) "business days" shall exclude Saturdays, Sundays and all days observed by the State or Federal Government as holidays and such other days designated as legal holidays by the applicable building service union employees' service contract and/or by the applicable operating engineers' contract. However, "Regular Business Hours" include Martin Luther King Day, Columbus Day, Presidents' Day and Veteran's Day.

         E. In the event any one of the heat, ventilation, air conditioning or electricity service are interrupted, Landlord will make every effort to restore failing equipment as soon as possible, subject to force majeure.

    7. ALTERATIONS: Lessee shall make no additions, installations, alterations or changes in or to the demised premises without obtaining the prior written, permission of Lessor. In any event, all installations, alterations or work done by Lessee shall at all times comply with:

              a. Laws, rules, orders and regulations of all governmental or municipal bodies, authorities, departments or agencies having jurisdiction thereof and such rules and regulations as Lessor shall promulgate.

         b. Plans and specifications prepared by and at the expense of Lessee theretofore submitted to Lessor for its prior written approval; no installations, alterations or any other work shall be undertaken, started or begun by Lessee, its agents, servants or employees, until Lessor has approved such plans and specifications; and no amendments or additions to such plans and specifications shall be made without the prior written consent of Lessor not to be unreasonably delayed or withheld.

         c. Lessee agrees to pay Lessor's costs and expenses of reviewing any plans and specifications submitted for Lessor's review plus an inspection fee of One Hundred and no/100 ($100.00) Dollars per inspection.

    8. ACCESS: Lessee shall permit Lessor and others authorized by Lessor to enter upon the demised premises at all reasonable times with reasonable notice (except in the event of emergencies) to examine the condition thereof and conditions of Lessee's occupancy, to make such repairs, additions or alterations therein as Lessor may deem necessary, for such other purposes as may be related to Lessor's ownership or to exhibit the same to prospective tenants, purchasers and/or mortgagees. Lessee shall permit Lessor to erect, use and maintain unexposed pipes, wires, ducts and conduits in and through the demised premises. Lessor or Lessor's agents shall have the right to enter the demised premises to facilitate the making of repairs and improvements to other portions of the Building, including other tenant's space, and to make such repairs or alterations as Lessor deems desirable for the proper operation of the Building. Lessor shall have the right to enter the demised premises at any time, to examine them, or when necessary for the protection of the demised premises and/or the Building. In connection, with the foregoing, Lessor shall be allowed to take all materials into and upon the demised premises that may be required for such repairs, improvements or alterations, without the same constituting an eviction of Lessee in whole or in part, and without any abatement or diminution of the Basic Rent or additional rent. In making of such repairs or alterations, Lessor, to the extent practicable and consistent with efficiency and economy, will exercise reasonable diligence so as to minimize the disturbance of or interference with the business of Lessee. Nothing herein contained however, shall be deemed or construed to impose on Lessor any obligation responsibility or liability whatsoever for the care, supervision or repair of the Building or any part thereof, other than as herein provided. Lessor shall also have the right, at any time, without the same constituting an actual or constructive eviction, and without incurring any liability to Lessee therefor, to change the arrangement and/or location of entrances or passageways, doors and doorways and corridors, elevators, stairs, toilets or other public parts of the Building, provided Lessor, at its expense, shall make such alterations, additions or changes which may be required to adapt the demised premises to such new conditions.

    9. SIGNAGE: Lessee may not erect any sign in or on any portion of the demised premises visible form any point outside of the interior of the demised premises or the Building without Lessor's prior written approval, which will not be unreasonably withheld, or delayed. Lessee, at Lessee's expense, will be permitted to install a sign in the front of the Building during the lease term, which sign shall include Lessee's corporate logo, with said sign conforming to zoning and community association requirements including any required permits and approvals from any applicable governing authorities.

    10. USE: Lessee shall use the demised premises solely for general office use purposes including computer sales and service in connection with the operation of its business and for no other use or purpose. Lessee shall not use, or permit the use of, the demised premises contrary to any applicable statute, ordinance, law, rule or regulation or in violation of the certificate of occupancy.

     11. LIABILITY: Lessee shall save and hold Lessor harmless from all liabilities, charges, expenses (including counsel fees) and costs on account of all claims for damages and otherwise and/or suits for or by reason of any injury or injuries to any person or property of any kind whatsoever, whether the person or property of Lessee, its agents or employees or third persons, from any cause or causes whatsoever while on or upon or in proximity to said premises or due to any breach of a covenant herein by Lessee or to Lessee's use and occupancy of the demised premises. Lessor shall not in any manner be liable to Lessee for damages, losses or any other claim resulting from Lessor's delay or failure in delivery of the demised premises. Lessor shall indemnify, defend, protect, and hold Lessee harmless from and against any and all damage, claim, liability, cost or expense (including without limitation, reasonable attorneys' fees) of every kind and nature arising from any injury or damage to any person, property or business incurred by or claimed against Lessee arising directly from (i) Lessor's or its agents' ownership, management or control of the Building (excluding the demised premises) or the Common Area, (ii) Lessor's breach of any provision of this Lease, or (iii) any negligence or willful misconduct of Lessor or its agents.

     12. SURRENDER AND TERMINATION: All fixtures, equipment, improvements and appurtenances attached to or built into the demised premises prior to or during the term, whether by Lessor, at its expense or at the expense of Lessee, or by Lessee, shall be and remain part of the demised premises and shall not be removed by Lessee at the end of the term, unless Lessor, at least fifteen (15) days prior to the expiration of the term, notifies Lessee to remove the same. All of Lessee's removable trade fixtures and removable business equipment may be removed by Lessee upon condition that such removal does not materially damage the Building and that the cost of repairing any damage to the demised premises or the Building arising from such removal shall be paid by Lessee. Any property of Lessee or of any subtenant or occupant that Lessee has the right to remove or may hereunder be required to remove which shall remain in the Building after the expiration or termination of the term of this Lease shall be deemed to have been abandoned by Lessee, and either may be retained by Lessor as its property or may be disposed of in such manner as Lessor may see fit: provided, however, that, notwithstanding the foregoing, in the event of any failure of Lessee to promptly remove the items requested by Lessor to be removed and/or restore any damage to the Building or demised premises occasioned by such removal, Lessor, at Lessee's cost and expense, may remove the items Lessee failed to remove and/or effect all repairs to the Building and demised premises. If such property or any part thereof shall be sold, Lessor may receive and retain the proceeds of such sale and apply the same, at its option, against the expenses of the sale, the cost of moving and storage, any arrears of base rent, additional rent or other charge payable hereunder and any damages to which Lessor may be entitled hereunder or pursuant to law. Upon the expiration or other termination of the term of this Lease, Lessee shall quit and surrender to Lessor the demised premises, broom clean, in good order and condition, ordinary wear excepted, and Lessee shall (i) remove all of its property and other items that it is permitted or required hereunder to remove and (ii) repair all damage to the Building and/or the demised premises occasioned by such removal. Lessee's obligation to observe or perform this covenant shall survive the expiration or other termination of the term of this lease.

     13. INDEMNITY: (a) Lessor, its agents and its and their employees shall not be liable for any damage to property or Lessee or of any other party claiming by, through or under Lessee, nor for the loss or damage to any property of Lessee by theft or otherwise; (b) Lessee shall, at its own cost and expense, be responsible for the repairs or restoration due to, or resulting from, any theft or otherwise; (c) Lessor or its agent shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, electrical disturbance, water, rain or snow or leaks from any part of the Building or from the pipes, appliances or plumbing works or from the roof, street or sub-surface or from any other place or by dampness or by any other cause of whatsoever nature; (d) nor shall Lessor or its agents be liable for any such damage caused by other tenants or persons in the Building or caused by operations in construction of any private, public or quasi-public work. Lessee shall reimburse and compensate Lessor as additional rent for all expenditures made by, or damages or fines sustained or incurred by, Lessor due to non-performance or non-compliance with or breach or failure to observe any term, covenants or condition of this Lease upon Lessee's part to be kept, observed, performed or complied with.

   14. NO WAIVER. The failure of Lessor to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not prevent a subsequent act, which would have originally constituted a violation from having all the force and effect of an original violation. The receipt by Lessor of rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by Lessor unless such waiver be in writing signed by Lessor. No surrender of this Lease shall be effective without Lessor's written agreement to accept such surrender. No payment by Lessee, or receipt by Lessor, of a lesser amount than the full rent, additional rent or payment obligation hereunder shall be deemed to be other than on account for the sum or sums stipulated hereunder, nor shall any endorsement or statement on any check or any letter accompanying a payment by Lessee be deemed an accord and satisfaction and Lessor may accept such check or payment without prejudice to Lessor's right to recover the balance of such rent, additional rent or other payment or pursue any other remedy available to Lessor. No waiver, on the part of Lessor, its successors or assigns, of any default or breach by Lessee of any covenant, agreement or condition of this Lease shall be construed to be a waiver of the rights of Lessor as to any prior or future default or breach by Lessee.

   15. SUBORDINATION:


       a. Provided that Lessee is granted a non-disturbance agreement on the applicable lender's then standard form, this Lease is, or will be, subject and subordinate to the lien of any and all mortgages, deeds of trust or other security devices which may now or hereafter affect or encumber all or any portion of the Building or the land underlying the same and the land and other property appurtenant to the use and enjoyment of the Building (collectively, the "Land"). Notwithstanding such subordination, Lessee's right to quiet possession of the demised premises shall not be disturbed if Lessee is not in default and so long as Lessee shall pay the rent and observe and perform all of the provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms. This clause shall be self-operative and no further instrument of subordination shall be required by any mortgagee, or holder of another security device or holder of a ground leasehold interest. In confirmation of such subordination, however, Lessee agrees to execute and acknowledge any documents reasonably required to effectuate an attornment, a subordination, or to make this Lease or any option granted herein prior to the lien of any mortgage, deed of trust or other security devices, as the case may be. Upon Lessee's request, Lessor shall reasonably pursue a Non-Disturbance Agreement from Lessor's Lender which shall be agreeable to Lender and Lessor in its sole discretion.

       b. Notwithstanding the foregoing, in the event any such mortgagee or the holder of any deed to secure debt, other security device or ground leasehold interest shall elect to make the lien of this Lease prior to the lien of its mortgage, deed to secure debt, other security device or ground leasehold interest, then, upon such party giving

             Lessee written notice to such effect, this Lease shall be deemed to be prior in lien to the lien of such mortgage deed to secure debt, other security device or ground leasehold interest, whether dated prior or subsequent thereto.

     16. INSURANCE: Lessee shall, during the term hereof, keep in full force and effect (i) public liability and property damage insurance with respect to the demised premises and the use and/or business operated by Lessee in the demised premises, in which the limits of public liability shall not be less than Two Million and no/100 ($2,000,000.00) Dollars on account of personal injury to or the death of any one or more persons, as a result of any accident or disaster, and One Million and no/100 ($1,000,000.00) Dollars on account of damage to property; (ii) fire and extended coverage insurance with VMM and sprinkler leakage coverage in an amount sufficient to cover the cost of replacing its property and fixtures, (iii) glass breakage and replacement insurance, (iv) worker's compensation and employer's liability insurance in accordance with the laws of the Commonwealth of Virginia and (v) when required by Lessor, such other insurance against other insurable hazards and in such amounts as may, from time to time, be commonly and customarily insured against and are generally available.

      a. The limits of said insurance shall not, however, in any way limit the liability of Lessee under this Lease.

      b. All insurance policies which Lessee is required to secure and maintain shall be in such form and by companies acceptable to Lessor.

      c. Lessee shall include in its fire and glass insurance policies for the demised premises appropriate clauses pursuant to which the insurance carriers (i) waive all rights of subrogation against Lessor, Lessor's mortgagees and holders of any ground lease, with respect to losses payable under such policies and/or
             (ii) agree that such policies shall not be invalidated should the insured waive, in writing, prior to a loss any or all right of recovery against any party for losses covered by such policies. If Lessee, at any time is unable to obtain such inclusion of either of the clauses described in the preceding sentence, Lessee shall have Lessor, Lessor's mortgagees and holders of any ground lease named in such policies as insured. Lessee hereby waives any and all right of recovery which it might otherwise have against Lessor, its contractors, agents and its and their employees, for loss or damage to Lessee's furniture, furnishings, fixtures and other property and all other losses covered by the insurance required to be carried by Lessee. Lessee shall, concurrently with its execution of this Lease (and thereafter, at least thirty (30) days prior to the expiration of any policy) furnish Lessor with a duplicate original of all insurance carried by Lessee at the demised premises with evidence that the premiums therefor have been paid current.

      d. All public liability policies required by this Lease to be obtained by Lessee shall name Lessor and such other parties as Lessor shall designate as an insured thereunder.

     17. DEFAULT: Time is of the essence with regard to the performance of Lessee's obligations under this Lease. Any of the following constitutes a default of this Lease by Lessee:

          a. Failure to pay any installment of base rent, item of additional rent or other charge payable under this Lease on the applicable payment date plus the five (5) day grace period.

             Lessee shall pay Lessor interest at the rate of eighteen (18%) percent simple interest per annum (or if such rate be illegal, at the maximum rate permitted by law, and any payment in excess of that which is permitted by law shall, and be deemed to be, an advance payment of base rent and shall be applied against the installments of base rent next becoming due) on all payments due under this Lease that are not made on the date when due, calculated from the date when due until paid in full.

          b. Failure to cure any other default of Lessee's obligations under this Lease for a period of ten (10) days after notice specifying the nature of the default.

          c. Vacation or abandonment of the demised premises.

          d. Lessee files a voluntary petition in bankruptcy or is adjudicated insolvent or a bankrupt, or makes an assignment for the benefit of creditors, or files a petition for relief under any applicable bankruptcy law, or consents to the appointment of a trustee or receiver of all or any substantial part of its property; or

          e. An involuntary petition under any applicable bankruptcy law is filed against Lessee and is not vacated within thirty (30) days.


     16. LESSOR'S REMEDIES: Upon Lessee's default and the expiration of any applicable grace period, Lessor may (at Lessor's option and in addition to all other rights provided in this Lease, at law or in equity) take any one or more of the following actions without further notice or demand.

          a. Terminate this Lease and Lessee's right of possession of the demised premises, and recover all damages to which Lessor is entitled under law, specifically including, but without limitation, all of Lessor's expenses of reletting (including, without limitation, rental concessions to new tenants, repairs, alterations, legal fees and brokerage commissions), unless Lessee cures its default within ten (10) days after Lessor's written notice of Lessor's intent to exercise this action as described in this Paragraph 18(a). If Lessor elects to terminate this Lease, every obligation of the parties shall cease as of the date of such termination, except that Lessees shall remain liable for payment of rent and performance of all other terms and conditions of this Lease to the date of termination.

          b. Terminate Lessee's right of possession of the demised premises without terminating this Lease, in which event Lessor may, but shall not be obligated to, relet the demised premises, or any part thereof, for the account of Lessee, for such rent and term and upon such other conditions as are acceptable to Lessor unless Lessee cures its default within ten (10) days after Lessor's written notice of Lessor's intent to exercise this action as described in this Paragraph 18(b). For purposes of such reletting, Lessor is authorized to redecorate, repair, alter and improve the demised premises to the extent necessary to Lessor's sole discretion. Until Lessor relets the demised premises. Lessee shall remain obligated to pay rent to Lessor as provided in this Lease. If and when the demised premises are relet and if a sufficient sum is not realized from such reletting after payment of all Lessor's expenses of reletting (including, without limitation, rental concessions to new tenants, repairs, alterations, legal fees and brokerage commissions) to satisfy the payment of rent due under this Lease for any month, Lessee shall pay Lessor any such deficiency upon demand. Lessee agrees that Lessor may file suit to recover any sums due Lessor under this paragraph 18b from time to time and that such suit or recovery of any amount due Lessor shall not be any defense to any subsequent action brought for any amount not previously reduced to judgment in favor of Lessor.

          c. Terminate this Lease and Lessee's right of possession of the demised premises, and recover from Lessee the net present value of the rent due from the date of termination until the stated expiration date, discounted at the lesser of the prime rate of Citibank, N.A. as of the date of termination of five (5%) percent per annum, unless Lessee cures its default within ten (10) days after Lessor's written notice of Lessor's intent to exercise this action as described in this Paragraph 18(c).

          d. Re-enter and repossess the demised premises and remove all persons and effects therefrom, by summary proceeding, ejectment or other legal action or by using such force as may be necessary. Lessor shall have no liability by reason of any such re-entry, repossession or removal.

          e. Pursue any other remedy now or hereafter available to Lessor under the laws or judicial decisions of the state wherein the demised premises are located. Unpaid installments of rent and other unpaid monetary obligations of Lessee under the terms of this Lease shall bear interest from the date due at the lesser of thirteen (13%) percent per annum or the maximum rate then allowable by law.

          f. If Lessor takes possession pursuant to this paragraph 18, with or without terminating this Lease, Lessor may, at its option, enter unto the demised premises, remove Lessee's improvements, signs, personal property, equipment and other evidences of tenancy, and store or dispose of them, at Lessee's risk and expense or as Lessor may see fit, and take and hold possession of the demised premises, provided, however, that if Lessor elects to take possession only without terminating this Lease, such entry and possession shall not terminate this Lease or release Lessee, in whole or in part, from the obligation to pay the base rent and additional rent and other charges payable under this Lease for the full term or from any other obligation under this Lease.

          This Lease shall not be deemed to be terminated by Lessor's entry on the demised premises or by any other act unless Lessor specifically expresses its intent to terminate this Lease.

          Lessor's remedies in this paragraph 18 are cumulative and in addition to any other remedies available at law or in equity.

     19. DESTRUCTION - FIRE OR OTHER CAUSE: If the demised premises shall be partially damaged by fire or other cause without the fault or neglect of Lessee or Lessee's servants, employees, agents, invitees or licensees, Lessor shall, upon Lessor's receipt of the insurance proceeds and to the extent such proceeds are allocable or attributable to the demised premises, repair the portions of the demised premises covered by Lessor's insurance, and the rent until such repairs shall have been made shall be apportioned according to the part of the demised premises, which is usable by Lessee. But if such partial damage is due to the fault or neglect of Lessee or Lessee's servants, employees, agents, invitees or licensees, without prejudice to any other rights and remedies of Lessor and without prejudice to the rights of subrogation of Lessor's insurer, the damages shall be repaired by Lessor but there shall be no apportionment or abatement of rent. If the demised premises are totally damaged or are rendered wholly untenantable by fire or other cause and Lessor shall decide not to restore or not to rebuild the same, or if the Building shall be so damaged that Lessor shall decide to demolish it or not to rebuild it, or if the damage occurs in the last year of the then term of this Lease, or if the Building (whether or not the demised premises have been damaged) should be damaged to the extent of fifty (50%) percent or more of the then monetary value thereof, or if the damage resulted from a risk not fully covered by Lessor's insurance, then or in any of such events, Lessor may, within ninety
(90) days after such fire or other cause, given Lessee a notice of Lessor's election to cancel this Lease, and thereupon the term of this Lease shall expire by lapse of time upon the third day after such notice is given, and Lessee shall vacate the demised premises and surrender the same to Lessor. For purposes of this Lease, the term "Lessor's receipt of insurance proceeds" shall mean the portion of the insurance proceeds paid over to Lessor free and clear of any collection by mortgagees for the value of the damage, attorney fees and other costs of compromise, adjustment, settlement and collection of the insurance proceeds. Notwithstanding any provisions of this Paragraph 19 to the contrary, if, without fault or neglect of the Lessee, the demised premises are usable but the Building is so damaged that use of the demised premises is impractical, rent will be abated until the Building is restored, and if restoration is not completed within 150 days of the damage occurrence, either Lessor or Lessee upon written notice can terminate the lease without further liability on Lessor or Lessee.

    20. LEGAL FEES: In the event it shall become necessary for either party at any time to institute any legal action or proceedings of any nature for the enforcement of this Lease, or any of the provisions hereof, or to employ an attorney-at-law therefor and said party prevails in such action or proceedings, then the non-prevailing party shall pay to the prevailing party such prevailing party's costs (including a reasonable attorney's fee) incurred in such action or proceedings.

    21. CONDEMNATION: If all of the Building is taken by or under the power of eminent domain (or conveyance in lieu thereof), this Lease shall terminate on the date the condemning authority takes possession. In all other cases of any taking of the Building or the Land by the power of eminent domain (or conveyance in lieu thereof), Lessor shall have the option of electing to terminate this Lease. If Lessor does not elect to terminate, Lessor shall do the work necessary so as to constitute the portion of the Building not so taken a complete architectural unit and Lessee shall do all other work necessary for it to use and occupy the demised premises for its permitted purpose. During the period of Lessor's repairs, rent shall abate in an amount bearing the same ratio as the portion of the demised premises usable by Lessee bears to the entire demised premises. Rent shall be equitably adjusted, as of the date the condemning authority permanently acquires possession of any portion of the demised premises, to reflect any permanent reduction in the tenantable portion of the demised premises. Lessee shall not be entitled to, hereby expressly waives, and hereby assigns to Lessor all Lessee's right, title and interest in and to any condemnation award for any taking (or consideration paid for a conveyance in lieu thereof), whether whole, partial, temporary or permanent, and whether for diminution of the value of Lessee's interest in this Lease or term thereof or to the lease improvements or for any other claim or damage, (including, without limitation, severance damages and loss of, or damage to, Lessee's trade fixtures, except Lessee shall not be precluded from seeking a separate claim for leasehold improvements, business damages or moving expenses against the condemning authority provided any awards or proceeds sought by, or paid to, Lessee does not reduce or diminish in any way or amount the awards or proceeds otherwise payable to Lessor. Notwithstanding any provisions of this Paragraph 20 to the contrary, if a condemnation reduces the amount of usable square feet in the demised premises below 19,195 square feet, Lessee shall have the option of terminating the lease without further liability following said termination.

     22. ASSIGNMENT AND SUBLETTING: Lessee shall not assign this Lease or sublease all or any portion of the demised premises during the term of this Lease without first obtaining the written consent of Lessor, which consent will not be unreasonably delayed or withheld.

     23. PARKING: Lessee shall not park any vehicle, in any area, where said parking will constitute a problem to other tenants. Parking areas shall be provided at no additional cost to Lessee. Lessor reserves the right at all times during the term hereof to designate and redesignate such parking areas and to proscribe the use thereof by reasonable rules and regulations. Lessee, its officers, employees, guests, invitees and visitors shall not at any time park trucks or vehicles in any of the areas designated for automobile parking. Lessor shall have no responsibility to police or otherwise insure Lessee's or other lessees' use thereof. Lessee shall not be entitled to any designated parking spaces. Parking areas shall be provided by Lessor for use by Lessee, its officers, employees, guests, invitees and visitors in common with the other tenants of the Office Park, their officers, employees, guests, invitees, visitors and such other parties as Lessor shall, from time to time, permit, on a "first come-first served" basis. All parking spaces and parking areas shall be non-attended and shall be utilized at the vehicle owner's own risk. Lessor shall not be liable for any injury to persons or property or loss by theft or otherwise to any vehicle or its contents. Vehicles parked on lawn areas are subject to being towed away at vehicle owner's expense.

     24. KEYS: Lessor shall, at the commencement of the term of this Lease, furnish Lessee, at no cost to Lessee, with two (2) keys for the entrance to the demised premises. Lessee acknowledges that such locks may be master keyed. If Lessee needs additional keys, such keys must be obtained from Lessor and Lessee will pay to Lessor the then standard Building charge for additional keys. At the expiration or earlier termination of this Lease, Lessee shall surrender all such keys to Lessor. Lessee shall not add additional locks or change locks without Lessor's prior written consent and then only if Lessee furnishes Lessor with two (2) copies of each key required to gain access to all portions of the demised premises.

     25. MECHANICS' LIENS: Neither Lessor nor the property shall be liable for any labor, services or materials furnished or to be furnished to Lessee upon credit, and no mechanic's or other lien for any such labor, services or materials shall attach to, encumber or in any way affect the reversionary interest or other estate or interest of Lessor in and to the Building or the Land. Nothing in this Lease shall be construed as a consent by Lessor to subject Lessor's reversionary interest in the demised premises to liability under any lien or other law. If, as a result of any work or installation made by, or on behalf of Lessee, or Lessee's maintenance and repair of the demised premises, a claim of lien or lien is filed against the demised premises or all or any portion of the Building or the Land, within ten (10) days after it is filed, Lessee shall either satisfy the claim of lien or lien. If Lessee fails to do so within the ten (10) day period, Lessor may satisfy the lien, and Lessee shall reimburse Lessor for all Lessor's costs and expenses (including reasonable attorneys' fees) incurred in connection therewith.

     26. NOTICES: All notices by Lessee to Lessor or by Lessor to Lessee with regard to this Lease must be in writing and shall be deemed conclusively delivered when same are either hand delivered, or deposited in the U.S. mail, postage prepaid, certified, return receipt requested, or picked up for delivery by a nationally recognized courier for overnight delivery with such delivery charge being prepaid, if to Lessor, addressed to Lessor at the address set forth for Lessor on page 1 of this Lease or if to Lessee, at the address set forth for Lessee on page 1 of this Lease prior to Lessee's initial occupancy of the demised premises and thereafter with a duplicate to Lessee at the demised premises, attention: Manager of Facilities. Either party hereto may, by notice given as aforesaid, designate a different address or addresses for notices.

   27.  LESSEE'S PROPORTIONATE SHARE:

        a. Lessee agrees to pay its proportionate share of (i) any increase in real property taxes and assessments, as hereinafter defined (including any changes or additions to any existing method of taxation) over and above those imposed, levied or assessed against the Land and Building for the base year (namely, calendar year 1997), (ii) any increase in premiums for fire, casualty and extended coverage (including, without limitation, rent insurance and VMM) and public liability insurance premiums over and above those charged for the base year (namely, calendar year 1997) for the Land and Building and (iii) any increase in Operating Expenses, as such term is hereinafter defined, for the Land and Building over and above those incurred or expended by Lessor for the base year (namely, calendar year 1997). Lessee's proportionate share for the purposes of this paragraph 27 shall be Forty-six and Fifteen Hundredths percent (46.15%). The percentage was computed on the basis that the demised premises consist of Nineteen Thousand, One Hundred Ninety-Five (19,195) gross rentable square feet and the Building consists of Forty-One Thousand, Five Hundred Ninety-Six (41,596) gross rentable square feet. Lessee's proportionate share shall be recomputed if, and each time, the aggregate size of the Building is reduced.

        b. As used herein, the term "Operating Year" shall mean each calendar year subsequent to the base year and the term "Operating Expenses" shall mean the total of the amount of expenses, costs or charges expended, paid or incurred by Lessor in any calendar year with respect to the repair, replacement, operation and maintenance of the Building and Land, such as, by way of illustration only not intended to be all inclusive, electricity, water, fuel, water rates, sewer charges or rent, air conditioning, labor costs, security costs, elevator charges, service contracts, management charges, window and other cleaning, refuse removal, landscaping, interior and exterior repairs and replacements, and drainage and parking field operation, maintenance, repairs and replacements (including, without limitation, lighting, striping and resurfacing), the cost of painting and decorating the common areas of the Building and all other expenses, costs and charges relative to the repair, replacement, operation and maintenance of the Building and Land, including all legal and auditing fees necessarily incurred in connection with the foregoing and including all improvements and equipment required by any federal, state or local law or government regulation.

        c. As used herein, the term "real property taxes and assessments" shall include any form of real estate tax or assessment, general, special, ordinary or extraordinary, and any license fee, commercial rental tax, improvement bond or bonds, levy or tax (other than inheritance, personal income or estate taxes) imposed on the Land and/or Building by an authority having the direct or indirect power to tax, including any local, city, state or federal government, or any school, agricultural, sanitary, fire, street, drainage or other improvement district thereof, as against any legal or equitable interest of Lessor in the Land and/or
            Building, as against Lessor's right to rent or other income therefrom or as against Lessor's business of leasing the Land and/or Building. The term "real property taxes and assessments" shall also include any tax, fee, levy, assessment or charge (i) in substitution of, or in addition to, partially or totally, any tax, fee, levy, assessment or charge herein-above included within the definition of "real property taxes and assessments", or
              (ii) the nature of which was hereinbefore included within the definition of "real property taxes and assessments" or
              (iii) which is imposed by reason of this transaction or any modification or changes hereto.

         d. Lessee shall pay, prior to delinquency, all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Lessee contained in the demised premises. When possible, Lessee shall cause said trade fixtures, furnishings, equipment and all other personal property to be assessed and billed separately form the real property of Lessor.

         e. If any of Lessee's personal property shall be assessed with Lessor's real property, Lessee shall pay Lessor the taxes attributable to Lessee's property within ten (10) days after receipt of a written statement from Lessor setting forth the taxes applicable to Lessee's property.

         f. In determining Operating Expenses for an Operating Year, if less than all of the Building's rentable area shall have been occupied by tenants at any time during any such Operating
              Year, Operating Expenses shall be determined for such Operating Year to be an amount equal to the like expenses which would normally be expected to be incurred had all such areas been occupied throughout such Operating Year.

         g. Real property taxes and assessments, premiums for insurance carried by Lessor and Operating Expenses shall hereafter collectively be referred to as the "Expenses".

         h. Lessee shall, on the first day of the month following the date Lessor furnishes Lessee with Lessor's estimate of Lessee's proportionate share of the increase in Expenses over the base year, commence paying to Lessor the amount so estimated by Lessor, which estimated amount shall be payable in equal monthly installments in the amount necessary to pay the estimated increase in Expenses prior to the expiration of the first calendar year subsequent to the base year, which installments shall continue to be paid by Lessee on the first day of each month in advance until Lessor furnishes Lessee with a statement setting forth the actual increase in Expenses for the applicable calendar year and showing Lessee's proportionate share thereof, together with notice to Lessee stating whether the installments of Lessee's proportionate share of the increase in Expenses previously made for the period of time to which such statement relates is greater or less than the amount actually paid, or payable, by Lessor for such period and (i) if there shall be a deficiency, Lessee shall pay the amount thereof within (10) days after demand therefor or (ii) if there shall be an overpayment, Lessor shall promptly either refund to Lessee the amount thereof or permit Lessee to credit the amount thereof against subsequent payments payable under this paragraph 27, and on the first day of the month following the month in which the applicable statement is furnished to Lessee and monthly thereafter until a new statement shall be furnished to Lessee by Lessor, Lessee shall pay to Lessor an amount equal to one-twelfth (1/12th) of Lessee's proportionate share of the actual increase in Expenses shown on the statement last submitted to Lessee. Lessor may, no more than twice in any calendar year, furnish to Lessee a revised statement of Lessor's estimate of Lessee's proportionate share of Expenses for such calendar year, and in each such case, the monthly installments of Lessee's proportionate share of Expenses shall be adjusted and paid substantially in the same manner as provided in the preceding sentence. Lessee's obligation to pay base rent and additional rent for any period of time attributable or allocable prior to the expiration of this Lease shall survive the expiration or earlier termination of this Lease and any failure of Lessor to provide Lessee with a statement shall not relieve or release Lessee for its obligation to pay its proportionate share of any increase in Expenses at such time as the applicable statement is furnished to Lessee.

       i. "Operating Expenses" shall exclude the following: (i) Legal fees, space planners' fees, real estate brokers' leasing commissions and advertising expenses incurred in connection with the original or future leasing of space in the Building; (ii) Costs of correcting defects in, or inadequacy of, the design or construction of the Building or the materials used in the construction of the Building or the equipment or appurtenances thereto to the extent covered by warranties and recovered by Lessor; (iii) Depreciation, interest and principal payments on mortgages and other debt costs, if any, other than amortization of and the interest factor attributable to permitted capital improvements; (iv) the cost of any item or items for which Lessor is reimbursed by insurance or reimbursed by Lessee or by other Lessees of the building, (v) ground rent; (vi) costs incurred as a result of the negligent or torrious acts or omissions of Lessor, its agents, employees and contractors; (vii) any bad debt loss or rent loss; (viii) salaries and other compensation paid to executive employees above the grade of Building Manager; and (ix) costs of any services provided to any Lessee in the Building and not made available to Lessee on the same basis.

   28. SECURITY SERVICES: Lessee acknowledges that Lessor is not providing, and is not obligated to provide, any security protection services to the demised premises, Building or Land.

   29. "AS IS": Lessor at its sole cost and expense, shall do the work identified as "Lessor's Work" on the annexed Exhibit B. All other work necessary for Lessee's use occupancy and operation of the demised premises for their intended purposes (other than for the repairs and other work Lessor is, by the terms of paragraph 4 of this Lease, expressly obligated to
do) shall be done by Lessee, at Lessee's sole cost and expense, pursuant to the terms and conditions of this Lease.

   30. WAIVER OF JURY AND COUNTERCLAIM: It is mutually agreed by and between Lessor and Lessee that the respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Lessor and Lessee, Lessee's use or occupancy of said demised premises and/or any claim of injury or damage and any emergency statutory or any other statutory remedy. It is further mutually agreed that in the event Lessor commences any summary proceeding or action for non-payment of rent, additional rent or other charge payable hereunder, Lessee will not interpose any counterclaim of whatsoever nature or description in such proceeding or action or seek to consolidate any action or proceedings with Lessor's action or proceeding. Lessor and

Lessee agree that in the event of any litigation regarding this Lease, its terms and the enforcement of the rights and obligations of the parties hereto, the sole proper venue for any such litigation shall be in Fairfax County, Virginia.

     31. SECURITY: Lessee has deposited with Lessor the sum of Twenty-One thousand, Five Hundred Ninety-Four and 38/100 Dollars ($21,594.38) as security for the faithful performance and observance by Lessee of the terms, provisions and conditions of this Lease; it is agreed that in the event Lessee defaults in respect of any of the terms, provisions and conditions of this Lease, Lessor may, without prejudice to any other remedy which Lessor may have on account therefor, appropriate, use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any sum as to which Lessee is in default and Lessee shall forthwith, upon demand of Lessor, restore said security to the original sum deposited. Lessor may commingle the security deposit with its other funds and no interest shall be payable to Lessee. In the event that Lessee shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the security shall be returned to Lessee after the date fixed at the end of this Lease and after delivery of entire possession of the demised premises to Lessor. In the event of a sale of the Land and Building or leasing of the Building, Lessor shall have the right to transfer the security to the vendee or lessee and Lessor shall thereupon be released by Lessee from all liability for the return of such security.

     32. VIRGINIA LAW: This Lease shall be governed by and construed in accordance with the laws of, or applicable to, the Commonwealth of Virginia.

     33. BROKER: Lessee represents that the sole broker instrumental in consummating this Lease was The Mark Winkler Company and that no dealings or prior negotiations were had with any other broker concerning the renting of the demised premises. Lessee agrees to hold Lessor harmless against any claims for brokerage commissions, other than those made by The Mark Winkler Company, arising out of any conversations had by Lessee with any broker other than The Mark Winkler Company.

     34. RECORDING: Lessee shall not record this Lease or a memorandum thereof without the written consent of Lessor.

     35. RULES AND REGULATIONS: Lessee shall observe faithfully and comply strictly with the rules and regulations set forth in Exhibit C attached hereto and made a part hereof and any amendments or supplements thereto and such further rules and regulations as Lessor may, from time to time, adopt or promulgate.

     36. FAILURE TO DELIVER POSSESSION: If Lessor is unable to deliver possession of all or any portion of the demised premises, because of the holding-over or retention of possession of any tenant, under tenant or occupant, or for any other reason, Lessor shall not be subject to any liability for failure to give possession and the validity of this Lease shall not be impaired under such circumstances, nor shall the same be construed in any way to extend the term of this Lease. If permission is given to Lessee to enter into the possession of all or any portion of the demised premises prior to the date specified as the commencement of the term of this Lease, Lessee covenants and agrees that such occupancy shall be deemed to be under all the terms, covenants, conditions and provisions of this Lease, except as to the covenant to pay rent. Lessor represents and warrants that the demised premises are currently vacant and are not currently under lease.

     37. WAIVER OF LIABILITY: The term "Lessor" as used in this Lease shall mean only the owner or mortgagee in possession, for the time being, of the Building, or the lessee or leasehold mortgagee in possession, for the time being, of a lease of the Building (which may include a lease of the Land), so that in the event of any transfer of title to the Building or any assignment of said lease, or in the event of a lease of the

Building or of the Land and Building, the entity so transferring, assigning or leasing shall be and hereby is entirely freed and relieved of all covenants and obligations of Lessor hereunder, and it shall be deemed and construed as a covenant running with the Land without further agreement between the parties and their successors in interest, or between the parties and any such transferee, assignee or lessee, that the said transferee, assignee or lessee has assumed and agreed to carry out any and all covenants and obligations of Lessor hereunder. Lessee agrees to look solely to (a) the estate and interest of Lessor in the Land and Building, and subject to prior right of any mortgage of the Land and/or Building, for the collection of any judgment (or other judicial process) recovered against Lessor based upon the breach by Lessor of any of the terms, conditions or covenants of this Lease on the part of Lessor to be performed, (b) available insurance coverage, and no other property or assets of Lessor shall be subject to levy, execution or other enforcement procedures for the satisfaction of Lessee's remedies under or with respect to either this Lease, the relationship of Lessor or Lessee hereunder, or Lessee's use and occupancy of the demised premises.

    38. RIGHT OF LESSOR TO DISCHARGE OBLIGATIONS OF LESSEE: If Lessee shall fail to perform or observe any of the terms, obligations or conditions contained herein on its part to be performed or observed hereunder, within the time limits set forth herein, Lessor may, at its option, but shall be under no obligation to do so, perform or observe the same and all costs and expenses incurred or expended by Lessor in such performance or observance shall, upon demand by Lessor, be immediately repaid to Lessor by Lessee together with interest thereon at the higher of eighteen (18%) percent per annum or one hundred twenty (120%) percent of the prime rate charged by Citibank, N.A. (or if both rates be illegal, at the maximum rate permitted by law) to the date of repayment. For the purposes of this Lease, the term "prime rate" shall mean the rate then being charged by citibank, N.A. to its largest corporate customers for unsecured loans of ninety (90) days or less.

    39. INABILITY TO PERFORM: If, by reason of (1) strike, (2) labor troubles, (3) governmental pre-emption in connection with a national emergency, (4) any rules, order or regulation of any governmental agency, (5) conditions of supply or demand which are affected by war or other national, state or municipal emergency or (6) any cause beyond Lessor's control, Lessor shall be unable to fulfill its obligations under this Lease or shall be unable to supply any service which Lessor is obligated to supply under this Lease, this Lease and Lessee's obligation to pay rent hereunder shall in no wise be affected, impaired or excused, provided, however, that as soon as Lessor shall learn of the happening of any of the foregoing conditions, Lessor shall notify Lessee of such event and, if ascertainable, its estimated duration and will proceed with the fulfillment of its obligations as soon as reasonably possible. In no event will Lessor ever be liable for, and Lessee hereby expressly waives, any consequential damages, compensation or claims for inconvenience, annoyance or for loss of business rents or profits was a result of Lessor's failure to perform under this Lease or failure to provide any service which it has, under the terms of this Lease, agreed to provide.

    40. BINDING ON SUCCESSORS, ETC.: Except as otherwise provided in this Lease, the covenants, conditions and agreements contained in this Lease shall bind and insure to the benefits of Lessor and Lessee and their respective legal representatives, successors and assigns.

    41. LATE CHARGE: Lessee shall pay to Lessor a late charge of ten (10 CENTS) cents per dollar for any installment of base annual rent, any item of additional rent or other charge payable hereunder which Lessee has failed to pay to Lessor within ten (10) days of Lessor's demand, not as a penalty, but to help defray administrative and other expenses involved in handling delinquent payments. In the event any check given to Lessor by, or on behalf of, Lessee is returned to Lessor by its bank for insufficient funds or for any other reason or is otherwise uncollectible, Lessee shall pay to Lessor a service charge in the sum equal to the higher of (i) Ten and no/100 ($10.00) Dollars for each check so returned or otherwise uncollected or (ii) five (5%) percent of the amount of the check so returned or otherwise uncollected, which service charge, if applicable and if not prohibited by law, shall be in addition to, and not in substitution of, any "late charge".

   42. ATTORNMENT: If Lessor's interest in the ground lease or demised premises or the Building is encumbered by a mortgage and such mortgagte is foreclosed, or Lessor's interest in the ground lease, the demised premises or the Building is acquired by deed in lieu of foreclosure of if Lessor's interest in the ground lease, the demised premises or Building are sold pursuant to such foreclosure or by reason of a default under said mortgage, then notwithstanding such foreclosure, such acquisition by deed in lieu of foreclosure, such sale, or such default (i) Lessee shall not disaffirm this Lease or any of its obligations hereunder and (ii) at the request of the applicable mortgagee, transferee by deed in lieu of foreclosure or purchaser at such foreclosure or sale, Lessee shall attorn to such mortgagee, transferee or purchaser and execute a new lease for the demised premises for the rentals reserved herein and otherwise setting forth all of the provisions of this Lease except that the term of such new lease shall be for the balance of the term of this Lease.

   43. EXECUTION OF LEASE: The submission of this Lease for examination does not constitute a reservation or option of any kind or nature whatsoever on or for the demised premises or any other space within the Building and shall vest no right in either party. This Lease shall become effective as a lease only upon execution and legal delivery thereof by the parties hereto. This Lease may be executed in more than one counterpart, and each such counterpart shall be deemed to be an original document.


   44. MORTGAGEE PROTECTION CLAUSE: Lessee agrees to give any mortgage and/or trust deed holders, by certified mail, a copy of any notice of default served upon Lessor. Lessee further agrees that if Lessor shall have failed to cure such default within the time provided for in this Lease, then the mortgagees and/or trust deed holders shall have such additional time as may be necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so pursued.

   45.   MISCELLANEOUS:

         A. Lessor reserves the right to: (a) change the street address and name of the Building or the Office Park; (b) change the arrangement and location of entrances passageways, doors, doorways, corridors, elevators, stairs, toilets or other public parts of the Building and the Office Park and, in connection with such work, to temporarily close door entry ways, common or public spaces and corridors of the Building or the Office Park so long as the demised premises remain reasonably accessible; (c) erect, use and maintain pipes and conduits in and through the demised premises; (d) grant to anyone the exclusive right to conduct any particular business in the Building or the Office Park not inconsistent with the premitted use of the demised premises; (e) use or lease exclusively the roof areas, the sidewalks and other exterior areas; (f) resubdivide the Land or to combine the Land with other lands; (g) construct improvements (including kiosks) on the Land and in the public and common areas of the Building; (h) relocate or change roads, driveways and parking areas and to alter the means of access to all or any portion of the Building; (i) install and display signs, advertisements and notices on any part of the exterior or interior of the Building; (j) install such access control systems and devices as Lessor deems appropriate; (k) create easements over the Land and Building and in the entrances, aisles and stairways therein or in any parking areas for utilities, telephone lines, sanitary sewer, storm sewer, water lines, pipes, conduits, drainage ditches, sidewalks, pathways, emergency vehicles, and ungress and egress for the use and benefit of others, without Lessee joining in the execution thereof and this lease shall automatically be subject and subordinate thereto; and (l) alter the site plan, landscaping, walkways and common areas outside the Building within the context of general site improvements, repairs and maintenance. Exercise of any such right shall not be considered a constructive eviction or a disturbance of Lessee's business or occupancy. Lessor shall use reasonable efforts to minimize the interference with Lessee's intended use of the demised premises as a commercial office, including computer sales and service.

          B. Unless specifically provided otherwise in this Lease, where Lessor's consent or approval is required (whether under the terms of this Lease or pursuant to any rule or regulation now existing or hereafter promulgated by Lessor as hereinafter provided), Lessor may withhold or delay such approval or consent in its sole discretion and without justification.

     46. PARTIAL INVALIDITY: If any provision of this Lease or application thereof to any person or circumstance shall to any extent be invalid, the remainder of this Lease of the application of such provision to persons or circumstances other than those as to which it is held invalid shall not be affected thereby and each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

     47. HOLDING OVER: Any holding over after the expiration of the terms or any validly exercised renewal term shall be constructed to be a tenancy from month to month at the rent equal to twice the base and additional rentals and other charges specified herein (prorated on a monthly basis) and shall otherwise be on the terms herein specified so far as applicable.

     48. ESTOPPEL CERTIFICATE: Lessee agrees, at any time, and from time to time, upon not less than ten (10) days' prior notice by Lessor, to execute, acknowledge and deliver to Lessor, a statement in writing addressed to Lessor or such other party as Lessor shall designate certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modification), stating the dates to which base rent, additional rent and other charges have been paid, the amount of security deposited, if any, and stating whether or not there exists any default in the performance of any covenant, agreement, term, provisions or condition contained in this Lease, and, if so, specifying each such default and containing such other information, items and certifications as Lessor shall request, it being intended that any such statement delivered pursuant hereto may be relied upon by Lessor and by any purchaser, mortgagee or prospective mortgagee of any mortgage affecting all or any portion of the Office Park and by any lessor under a ground or underlying lease affecting all or any portion of the Office Park.

     49. FINANCIAL STATEMENT: Lessee hereby agrees, from time to time and at the request of Lessor, to furnish Lessor, within thirty (30) days of each such request, with such audited financial statements of Lessee as Lessor shall require in order to reasonably determine the financial condition of Lessee.
Such statements shall be prepared by an independent certified public accountant and shall include, without limitation, Lessee's net worth statements and statements of financial position and retained earnings statement of Lessee and its subsidiaries, if any, for the preceding three (3) years. Lessee agrees that Lessor statements may furnish any of its lenders or potential lenders or purchasers copies of such financial statements and records. Lessor agrees to hold, and to cause its lender and potential lenders and purchasers to hold, such financial statements in confidence and not to disclose such records to any party other than such party as shall have a financial interest in the Office Park or who has a loan on all or any portion of the Office Park or who has a loan on all or any portion of the Office Park or who is interested in making a loan on all or any portion of the Office Park or who is interested in purchasing all or a portion of the Office Park.

     50. HAZARDOUS MATERIALS: Lessee covenants and agrees, at its sole cost and expense, to (i) indemnify, protect and save Lessor harmless against and from any and all fines, damages, losses, liabilities, obligations, penalties, claims litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses (including without limitation, attorneys' and experts' reasonable fees and disbursements) of any kind or of any nature whatsoever (collectively, the "Indemnified

Matters") which may at any time be imposed upon, incurred by or asserted or awarded against Lessor and arising from, or out of, the presence, existence, storage, handling or disposition of any Hazardous Materials (as hereinafter defined) on, in, under, from, or affecting all or any portion of the demised premises and (ii) promptly, upon Lessor's demand, (y) remove, or cause to be removed, from the Office Park and properly disposed of, all Hazardous Materials and (z) undertake and complete all remediation. As used herein, "Hazardous Materials" means petroleum, petroleum products or distillates, petroleum derived substances, asbestos, asbestos containing materials or any other materials, wastes or substances which are (or would or could, upon attainment of a certain level or concentration, be) regulated, defined, determined or identified as hazardous, toxic or special waste in any Laws (as hereinafter defined) or such other items or materials that, in Lessor's reasonable determination, could constitute or pose a potential threat to the environment or a potential health threat. As used herein, "Laws" means any Federal, State or local laws, rules or regulations (whether now existing or hereafter enacted or promulgated) and any judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments.

     Indemnified Matters shall include, without limitation, all of the following: (i) the costs of removal, and proper disposal, of any and all Hazardous Materials from all or any portion of the demised premises or any surrounding areas, (ii) additional costs required to take necessary precautions to protect against the release of Hazardous Materials on, in, under or affecting the demised premises into the air, any body of water, any other public domain or any surrounding areas and (iii) costs incurred to bring the demised premises and any surrounding areas into compliance with all applicable Laws with respect to Hazardous Materials. All removal work referred to in clause (i) above, all work and other actions to take precautions against release referred to in clause (ii) above and all work and other actions performed in order to comply with Laws referred to in clause (iii) above are herein collectively referred to as "Corrective Work".

     Lessor's rights under this paragraph 50 shall be in addition to all other rights of Lessor under this Lease. Notwithstanding anything to the contrary contained herein, the indemnity provided for under this paragraph 50 with respect to surrounding areas shall not extend to the cost of Corrective Work on, in, under or affecting any surrounding areas, if the applicable Hazardous Materials did not originate from any portion of the demised premises, unless the removal of any Hazardous Materials on, in, under or affecting any surrounding areas is required by Law or by order or directive of any Federal, State or local governmental authority in connection with the Corrective Work on, in, under or affecting any portion of the demised premises.

                            [Signature Page To Follow]

     IN WITNESS WHEREOF, we have hereunto set our hands and seals the day and year first above written.

                                       LESSOR:

Witnesses:                             APA PROPERTIES NO. 6, L.P.
                                       by INS'95 CORP.,
                                       General Partner

    /s/ David Abrams                   By:   /s/ James J. Shapiro
-------------------------                  ------------------------

Name: David Abrams                     Name: James J. Shapiro
      -------------                          -------------------

                                       Title: Vice President
                                             -------------------

                                        LESSEE:

Witnesses:                              STMS, Inc.

/s/ Sharon L. Cravotta                  By:  /s/ John R. Signorello
-------------------------                   ------------------------

Name:  Sharon L. Cravotta               Name: John R. Signorello
       -------------------                   --------------------

                                        Title: CEO
                                             --------------------

                                    EXHIBIT A

                        11411 Isaac Newton Square, Reston, VA 20191






































































                          19,195 Rentable Square Feet

                                    EXHIBIT B

         1. Lessor and Lessee each hereby acknowledge that the plans and specifications for the work to be done in the demised premises to ready the same for Lessee's use and occupancy shall be drawn by Lessor's architect and approved by Lessor and Lessee prior to the commencement of Lessor's work. Said plans shall be attached hereto as Exhibit B-1 after such approval.

         2. Lessor shall perform the work ("Lessor's Work") shown on the Plans to be performed by Lessor. The costs of Lessor's Work shall be determined by the inclusion of the actual cost of such work plus an industry standard mark-up for supervision, overhead and profit, the costs of architectural and engineering fees and expenses and permit fees, and the costs to review the plans and specifications of Lessee's Work. The construction management fee shall be limited to five percent (5%) of the actual cost. All Lessor's Work shall be awarded following a competitive bid format. All Lessor's Work shall be performed in a workmanlike manner and in compliance with all applicable governmental regulations. Lessee shall have the right to review, monitor and reasonably approve the plans for the tenant improvements.

Lessor shall obtain all permits, certificates and other governmental approvals from all governmental entities having jurisdiction there over which are necessary for the completion of Lessor's Work.

         3. If the aggregate cost of Lessor's Work is more than One Hundred Fifteen Thousand, One Hundred Seventy and no/100 ($115,170.00) Dollars, Lessee shall, within ten (10) days of Lessor's written demand therefor, pay the excess cost to Lessor. If the aggregate cost of Lessor's work is less than $115,170.00, Lessor shall credit the differential to the base rent payable under the Lease as the monthly installments of the same become due and payable until the rent credit is exhausted.

         4. A "Substantial Completion" of the demised premises shall be conclusively deemed to have occurred as soon as the improvements to be installed by Lessor pursuant to this Lease have been constructed in accordance with the approved Plans and Specifications and approved change orders and the demised premises are ready to be utilized for their intended purpose, as certified by Lessor's architect. The issuance of a temporary certificate of occupancy by the proper governmental entity shall be deemed conclusive evidence that Substantial Completion has occurred. Notwithstanding the above, the demised premises shall be considered Substantially Complete and ready to be utilized for their intended purpose even though (a) there remain to be completed in the demised premises punch list items reasonably acceptable to Lessor and Lessee, including but not limited to minor or insubstantial details of construction, decoration or mechanical adjustment, the lack of completion of which will not materially interfere with Lessee's permitted use of the demised premises, and/or (b) there is a delay in the Substantial Completion of the demised premises due to a delay by Lessee as set forth above. It is understood that the lease term shall commence no earlier than May 1, 1997.

             B. In the event that: (1) Lessor or its contractors shall be delayed in the Substantial Completion of Lessor's Work as a result of:

                 (a) Any change or requested change by Lessee in the Plans or in any specification, detail or finish schedule;

                 (b) Lessee's delays in submitting or resubmitting approved Plans or in submitting, resubmitting, or in approving any other plans, specifications, finishes, details, estimates, shop drawings or in supplying information requested by Lessor or its contractors;

         (c) disputes as to the quality of performance or completion of work by any person, firm or corporation employed by Lessee and any delays caused by any person, firm or corporation employed by Lessee;

         (d) Lessee's request for materials, finishes or installations other than Building Standard or those immediately available to Lessor;

         (e) the fact that non-Building Standard work requires lead time to obtain or construction time to perform, in excess of that required for Building Standard work;

         (f) any direction by Lessee that Lessor hold up proceeding with a segment of Lessor's Work or any dispute as to whether any item of work shall constitute Lessor's Work;

         (g) Lessee's refusal, failure or delay in giving authorizations or approvals or supplying information; or

         (h) any other act, omission or negligence of Lessee, its agents, employees or contractors, including any default by Lessee in the performance of its obligations under this Work Letter or the Lease, then the date provided for the commencement date of the Lease and the obligations of Lessee to pay the base rent, additional rent and other charges payable under the Lease shall commence as of the date that Lessor could, absence the delays caused by acts attributable to Lessee, have completed Lessor's Work, whether or not Lessor has completed such work, but Lessor's obligation to perform such work shall nevertheless continue in full force and effect, except that if by reason of such delay Lessor shall incur additional costs and expenses, Lessee shall be obligated to pay such additional costs and expenses.

      5. If, (1) Lessee requests materials or any installation other than as listed on the Plans or as part of Lessor's Work that Lessor has agreed to do, or (2) if Lessee hereafter subsequently requests changes in the work shown on the Plans or in Lessor's Work, then, in any or all of such events, if such change of materials, installations or changes in work shown on said Plans or in Lessor's Work delay the work to be performed by Lessor, then the happening of these delays shall in no case postpone the Commencement Date or the payment of rent reserved under the Lease and the Commencement Date of the Lease and Lessee's obligation to pay base rent, additional rent and the other charges payable under the Lease shall commence as of the date that Lessor could, absence the delays attributable to changes requested by Lessee, have completed Lessor's Work.

                                   EXHIBIT B-1

                             (Plans To Be Attached)

                                   EXHIBIT C

                             RULES AND REGULATIONS


The following rules and regulations have been adopted by Lessor for the care, protection and benefit of the Building and for the general comfort and welfare of all tenants:

   1. The rights of Lessee in the sidewalks, entrances, corridors and elevator of the Building are limited to ingress to and egress from the demised premises for Lessee and its employees, licensees and invitees, and Lessee shall not use, or permit the use of, such sidewalks, entrances, corridors or elevator for any other purposes. Fire exits and stairways are for emergency use only, and they shall not be used for invitees. Lessor shall have the right to regulate the use of and operate the public portions of the Building, as well as portions furnished for the common use of the tenants, in such manner as it deems best for the benefit of the tenants generally.

   2. Lessor may refuse admission to the Building outside of ordinary business hours to any person not having a pass issued by Lessor or not properly identified, and may require all persons admitted to or leaving the Building outside of ordinary business hours to register. Lessor may require any person leaving the Building with any package or other object to exhibit a pass from the tenant from whose premises the package or object is being removed, but the establishment or enforcement of such requirement shall not impose any responsibility on Lessor for the protection of Lessee against the removal of property from the demised premises.

   3. No tenant shall purchase or contract for waxing, rug shampooing, venetian blind washing, interior glass washing, furniture polishing, lamp servicing, cleaning of electric fixtures, removal of waste paper, rubbish and garbage, towel service or for alterations in the demised premises except from contractors, companies or persons approved by Lessor. Such services shall be furnished only at such hours, in such places within the demised premises and under such regulations as may be fixed by Lessor.

   4. Where any damage to the public portions of the Building or to any portions used in common with other tenants is caused by Lessee or its employees, licensees or invitees, the cost of repairing the same shall be paid by Lessee upon demand.

   5. Except as shall be approved in writing by Lessor, no lettering, sign, advertisement, trademark, emblem, notice or object shall be displayed in or on the windows or doors, or on the outside of the demised premises.

   6. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be thrown therein.

   7. No awnings or other projections of any kind over or around the windows or entrances of the demised premises shall be installed by Lessee, and only such window blinds and shades as are approved or supplied by Lessor shall be used in the demised premises.

   8. Linoleum, tile or other floor covering shall be laid in the demised premises only in a manner approved by Lessor.

   9. Lessor shall have the right to prescribe the weight and position of safes and other objects of excessive weight. If, in the reasonable judgment of Lessor, it is necessary to distribute the concentrated weight of any safe or heavy object, the work involved in such distribution shall be done in such manner as Lessor shall reasonably determine and the expense thereof shall be paid by Lessee. The moving of safes and other heavy objects shall take place only upon previous notice to, and at times and in a manner approved by, Lessor, and the persons employed to move the same in and out of the Building shall be acceptable to Lessor.

   10. No machines, machinery or electrical or electronic equipment or appliances of any kind shall be placed or operated so as to disturb other tenants.

   11. Freight, furniture, business equipment, merchandise and packages of any description shall be delivered to and removed from the demised premises only during hours and in a manner approved by Lessor.

   12. No dangerous, inflammable, combustible or explosive object or material shall be brought into or kept in the Building by Lessee or with the permission of Lessee, except as permitted by law and the insurance companies insuring the Building or the property therein.

   13. No additional locks or bolts of any kind shall be placed upon any of the doors or windows in the demised premises and no lock on any door shall be changed or altered in any respect. Duplicate keys for the premises and toilet rooms shall be procured only from Lessor, and Lessee shall pay to Lessor Lessor's reasonable charge therefor. Upon the termination of the Lease, all keys of the demised premises and toilet rooms shall be delivered to Lessor.

   14. All entrance doors in the demised premises shall be left locked by Lessee when the demised premises are not in use.

   15. Canvassing, soliciting and peddling in the Building is prohibited and each tenant shall cooperate to prevent the same.

   16. There shall not be used in any space, or in the public halls of the Building, either by any tenant or by jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards. No hand trucks shall be used in passenger elevators.

   17. No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the demised premises, and no cooking shall be done or permitted by Lessee on the demised premises except in the kitchen of the dining facility, if any, as set forth in Lessee's layout, which is to be used only as provided in the Lease. Lessee shall not cause or permit any unusual or objectionable odors to be produced upon or emanate from the demised premises.

   18. Lessee reserves the right at all times to exclude the general public from the Building during such hours as in Lessor's sole judgment will be in the best interest of the Building and its tenants.

   19. No wires of any kind or type (including, without limitation, television and radio antennas) shall be attached to the outside of the Building, and no wires shall be run or installed in any part of the Building without Lessor's prior written consent.

   20. Lessee shall provide a plexiglass or comparable carpet protection mat for each desk chair customarily used by Lessee. Carelessness in this respect may result in Lessee being requested by Lessor to pay the cost of repair and/or replacement of said carpet, in whole or in part, as additional rent when and if, in Lessor's sole judgment, such repair and/or replacement is deemed necessary.

   21. Suite doors are to remain closed except during ingress and egress. This is mandatory to comply with the Fire Code.

   22. Smoking is prohibited in the Building.

   23. Lessor reserves the right to rescind, alter or waive any rule or regulation at any time prescribed by Lessor when it deems it necessary, desirable or proper for its best interest or for the best interests of the tenants, and no rescission, alteration or waiver of any rule or regulation in favor of one tenant shall operate as a rescission, alteration or waiver in favor of any other tenant. Lessor shall not be responsible to Lessee for the nonobservance or violation by any other tenant of any of the rules or regulations at any time prescribed by Lessor.

                                 EXHIBIT D

                          CLEANING SPECIFICATIONS
                     SPECIFICATIONS FOR NIGHT CLEANING
                               TENANT SPACES
            (Includes any private bathrooms and kitchen areas)

DAILY
-   Empty and wipe all ashtrays.
- Empty all wastebaskets and reline. Replace plastic liner as required. Remove trash to designated area.
-   Recyclable materials removed to designated area.
- Dust and wipe clean all telephones, tables, bookcases, file cabinets, convertors and grills, chair and chair bases, with treated cloth, etc. Desks and credenza's will be dusted and wiped with treated cloth so as not to disturb papers and other articles therein.
-   Clean all glass furniture tops.
-   Vacuum all carpeting, detail all corners.
-   Spot clean all carpeting.
-   Sweep and mop all non-carpeted area, and maintain uniform finish.
-   Damp wipe with disinfectant cleaner all telephones.
- Clean doors, door frames, walls and switchplates to remove fingerprints, spills and other markings.
-   Clean all interior partitions, glass windows, glass entrance doors.
-   Clean all metal trimwork.
- Clean all counters and counter tops in kitchen areas. Remove dust from all spaces above finish floor.
-   Wash, clean, and polish all water coolers.
- Lights will be turned off and doors will be locked (except where specifically designated otherwise).
- Windows are to remain closed/locked and venetian blinds adjusted, as requested.

WEEKLY
- Dust clean all window frames, window sills, chair rails, convector tops, pictures or wall hanging above finish floor.
-   Vacuum upholstered furniture and wipe all chair legs with treated cloth.
-   Edge vacuum all carpeted areas and dust, wipe, and polish baseboards.
-   Buff all composition floors, maintaining uniform finish daily.
-   High dusting of all area above 60" from floor with a treated cloth.

MONTHLY
-   Clean all baseboards.
-   Dust all window blinds. Blinds to be dust free at all times.
-   Dust all lighting and ventilation fixtures.
-   Vacuum all lighting and ventilation fixtures.
- Machine scrub, strip, seal, and wax all composition floors.* Skid resistant finish to be used at all times.

*Note: Some special floor treatments may exist in certain tenant areas. When an unfamiliar surface is encountered, check with building management.

AS NEEDED
-   Wash out waste receptacles as necessary.
-   Any work defined herein is at the direction of the Owner.

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                        SPECIFICATIONS FOR NIGHT CLEANING

                              DOCK/TRASH AREA


DAILY
-----

--         Remove all trash and debris, sweep concrete floor and mop.

                              STAIRWAYS AND LANDINGS

DAILY
-----

--         Police for debris.
--         Remove graffiti as seen
--         Sweep and/or damp mop all flooring and stairs
-- Damp wipe with non-abrasive detergent and clean base of all doors, walls, switches, glass, hand rails, etc.

MONTHLY
-------

-- Damp wipe clean from floor to ceiling all light fixtures ledges, moldings, walls, grills, vents, piping, etc.


                        SPECIFICATIONS FOR NIGHT CLEANING

                                     RESTROOMS


DAILY
-----

-- Damp wipe with mild, non-abrasive detergent all doors, kickplates, door frames, walls, light switches, glass thresholds and partitions.
-- Clean and polish towel and toilet tissue dispensers, flushometers, shelves, piping, tampon machines, toilet hinges, and other metal surfaces to remove all soil as necessary.
-- Clean glass mirrors and vanity top removing all fingerpirnts, streaks, smudges and splash marks.
-- Empty and damp wipe all waste containers using proper odorless disinfectant, deodorant and germicide combination cleaner. Reline with proper liner for each container, liners should be minimally visible from outside the container.
-- Clean toilets, toilet seats, and urinals with proper combination non-abrasive lavatory cleaner disinfectant and deodorizer removing all streaks, stains, and deposits. Clean and polish all chrome work.
--         Wash and disinfect both sides of toilet seats.
-- Floors: Remove all litter, wet mop with proper combination lavatory cleaner of disinfectant, deodorizer and fungicide. Rinse and mop with plain water. Remove all stains from underneath sinks, toilets and urinals.
-- Refill all toilet tissue, towel, sanitary napkin, air freshener, and toilet seat cover dispensers.


WEEKLY
------


-- Partitions: Wash to remove streaks, stains, smudges with proper non-abrasive combination lavatory cleaner, disinfectant and deodorizer. Remove graffiti, where possible.
--         Damp, wipe all baseboards.
--         Dust ventilating diffusers and light lenses.
--         Pour clean, clear water down all traps.


MONTHLY
-------

--         Machine scrub all ceramic flooring, and refinish.

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

AS NEEDED
---------

-- Tile walls: Wash completely (floor to ceiling) with proper combination cleaner, disinfectant, deodorant and fungicide.

-- MAINTAIN BATHROOM IN A CLEAN AND ODOR FREE, FIRST-CLASS CONDITION AT ALL TIMES. PARTICULAR ATTENTION SHOULD BE PAID TO MAINTAIN DETAILED CLEAN CORNERS, GROUT, AND AREAS WHICH CAN ACCUMULATE GRIME.


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